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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of RSA Security Inc. (formerly known as Security Dynamics Technologies, Inc.) (the "Company") on Form S-8 of our reports dated January 27, 1999 (which report on consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the consolidated financial statements for a pooling of interests in 1998 and a change in the Company's method of accounting for option grants requiring stockholder approval in 1996), appearing in and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                                                /s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 10, 1999